Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131981 on Form S-8 of our report dated March 7, 2007, relating to the financial statements and financial statement schedule of FreightCar America, Inc. (which report expresses an unqualified opinion on the financial statements and financial schedule and included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158 - Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans on December 31, 2006) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of FreightCar America, Inc. for the year ended December 31, 2006.

Pittsburgh, Pennsylvania

March 13, 2007